Exhibit 99.13

Note to the reader: November 2017 update of the Québec Economic Plan
The initiatives announced in the November 2017 update totalling $1.3 billion in 2017-2018, including an additional reduction in the tax burden on individuals, are not included in this report. They will be reflected in the results as of November. Taking into account these initiatives and the anticipated achievement of spending targets, a balanced budget is expected in 2017-2018.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
	October			April to October				November 2017 update(1)
	2016	(2)	2017	2016-2017	(2)	2017-2018	Change (%)	2017-2018		Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 045		4 001	32 601		34 103	4.6	59 692		0.2
Federal transfers	1 619		1 759	10 848		11 786	8.6	20 261		9.0
Total revenue	5 664		5 760	43 449		45 889	5.6	79 953		2.3
Expenditure
Program spending	–5 750		–5 884	–38 880		–40 213	3.4	–72 591		4.6
Debt service	–624		–600	–4 410		–4 146	–6.0	–7 487		–0.7
Total expenditure	–6 374		–6 484	–43 290		–44 359	2.5	–80 078		4.1
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	217		238	1 061		954	—	2		—
Health and social services
and education networks(5)	–2		–16	–9		–16	—	–27		—
Generations Fund	135		171	1 135		1 198	—	2 450		—
Total consolidated entities	350		393	2 187		2 136	—	2 425		—
SURPLUS (DEFICIT)	–360		–331	2 346		3 666	—	2 300	(6)	—
Contingency reserve	—		—	—		—	—	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–135		–171	–1 135		–1 198	—	–2 450		—
Use of the stabilization reserve	—		—	—		—	—	250		—
BUDGETARY BALANCE(7)	–495		–502	1 211		2 468	—	—		—

CHANGE IN THE BUDGETARY SITUATION IN 2017-2018

The cumulative results at October 31, 2017 showed a $2.5-billion surplus for 2017-2018.

Following the November 2017 update, a balanced budget is expected in 2017-2018.

The projected gradual elimination of the surplus is due to the following:

  the implementation of new initiatives at a cost of $1.3 billion as of 2017-2018, as part of the November 2017 update of the Québec Economic Plan, namely:

  a $1.1-billion reduction in the tax burden on individuals,

  $41 million to reduce poverty,

  $129 million for educational success and health,

  $86 million to support regional economies;

  the anticipated $1.1-billion impact stemming from, in particular, the acceleration in spending by departments and bodies by March 31, 2018, including:

  an increase from 3.4% to 4.6% in program spending growth by the end of the year,

  an increase in debt service due to the rise in interest rates since June,

  the carrying out of planned spending by government bodies.

ADJUSTMENTS TO THE FINANCIAL FRAMEWORK FOR 2017-2018
(millions of dollars)
2017-2018
MONTHLY REPORT ON FINANCIAL TRANSACTIONS AT OCTOBER 31, 2017	2 468
November 2017 update: new initiatives
– Easing of the tax burden on individuals	–1 083
– Reduction of poverty	–41
– Investments in educational success and health	–129
– Support for regional economies	–86
Subtotal	–1 339
Anticipated adjustments by March 31, 2018, including achievement of spending targets	–1 129
BUDGETARY BALANCE – NOVEMBER 2017(7)	—

GENERAL FUND REVENUE

For October 2017, General Fund revenue reached $5.8 billion, an increase of $96 million, or 1.7%, compared to October 2016.

  Own-source revenue reached $4.0 billion, a decrease of $44 million, or 1.1%, compared to October 2016.

  Federal transfers amounted to $1.8 billion, up $140 million compared to October 2016.

Since the beginning of the fiscal year, General Fund revenue totalled $45.9 billion, an increase of $2.4 billion, or 5.6%, compared to October 31, 2016.

  Own-source revenue stood at $34.1 billion, up $1.5 billion, or 4.6%, from last year.

  This increase is due primarily to growth in consumption taxes ($700 million), corporate taxes ($532 million) and personal income tax ($387 million).

  Federal transfers amounted to $11.8 billion, up $938 million compared to October 31, 2016.

  This growth stems primarily from a $613-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
			October				April to October
Revenue by source	2016	(2)	2017	Change (%)	2016-2017	(2)	2017-2018	Change (%)
Own-source revenue excluding
government enterprises
Income and property taxes
Personal income tax	1 327		1 235	–6.9	12 329		12 716	3.1
Contributions for health services	626		549	–12.3	4 140		4 252	2.7
Corporate taxes	160		419	161.9	2 242		2 774	23.7
Consumption taxes	1 494		1 574	5.4	10 947		11 647	6.4
Other sources	138		129	–6.5	987		976	–1.1
Total own-source revenue excluding government enterprises	3 745		3 906	4.3	30 645		32 365	5.6
Revenue from government enterprises	300		95	–68.3	1 956		1 738	–11.1
Total own-source revenue	4 045		4 001	–1.1	32 601		34 103	4.6
Federal transfers
Equalization	836		923	10.4	5 851		6 464	10.5
Health transfers	495		525	6.1	3 467		3 618	4.4
Transfers for post-secondary education and other social programs	136		143	5.1	951		996	4.7
Other programs	152		168	10.5	579		708	22.3
Total federal transfers	1 619		1 759	8.6	10 848		11 786	8.6
TOTAL	5 664		5 760	1.7	43 449		45 889	5.6

GENERAL FUND EXPENDITURE

For October 2017, General Fund expenditure totalled $6.5 billion, up $110 million, or 1.7%, compared to the same period the previous fiscal year.

  Program spending rose by $134 million, or 2.3%, to $5.9 billion.

  The most significant changes were in the Economy and Environment mission ($61 million) and the Administration and Justice mission ($40 million).

  Debt service amounted to $600 million, a decrease of $24 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure totalled $44.4 billion, up $1.1 billion compared to the same period the previous fiscal year.

  Program spending rose by $1.3 billion, or 3.4%, to $40.2 billion.

  The most significant changes were in the Health and Social Services mission ($576 million), the Administration and Justice mission ($394 million) and the Education and Culture mission ($289 million).

  Debt service amounted to $4.1 billion, a decrease of $264 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
			October				April to October
Expenditure by mission	2016	(2)	2017	Change (%)	2016-2017	(2)	2017-2018	Change (%)
Program spending
Health and Social Services	2 904		2 903	0.0	20 307		20 883	2.8
Education and Culture	1 542		1 539	–0.2	9 612		9 901	3.0
Economy and Environment	509		570	12.0	3 075		3 139	2.1
Support for Individuals and Families	477		514	7.8	3 613		3 623	0.3
Administration and Justice	318		358	12.6	2 273		2 667	17.3
Total program spending	5 750		5 884	2.3	38 880		40 213	3.4
Debt service	624		600	–3.8	4 410		4 146	–6.0
TOTAL	6 374		6 484	1.7	43 290		44 359	2.5

CONSOLIDATED ENTITIES

For October 2017, the results of consolidated entities showed a surplus of $393 million. These results include:

  a surplus of $20 million for special funds;

  dedicated revenues of $171 million for the Generations Fund;

  a surplus of $218 million for non-budget-funded bodies.

Since the beginning of the fiscal year, the results of consolidated entities showed a surplus of $2.1 billion. These results include:

  a surplus of $562 million for special funds;

  dedicated revenues of $1.2 billion for the Generations Fund;

  a surplus of $392 million for non-budget-funded bodies.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
				October 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related tax system to the	Non-budget funded bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	1 019	171	20	733	1 941	—		3 884	–2 008		1 876
Expenditure
Expenditure	–804	—	–20	–733	–1 677	–16		–3 250	1 925		–1 325
Debt service	–195	—	—	—	–46	—		–241	83		–158
Subtotal	–999	—	–20	–733	–1 723	–16		–3 491	2 008		–1 483
SURPLUS (DEFICIT)	20	171	—	—	218	–16		393	—		393
				April to October 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related tax system to the	Non-budget funded bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	7 551	1 198	510	3 536	13 975	—		26 770	–15 519		11 251
Expenditure
Expenditure	–5 666	—	–510	–3 536	–13 233	–16		–22 961	14 943		–8 018
Debt service	–1 323	—	—	—	–350	—		–1 673	576		–1 097
Subtotal	–6 989	—	–510	–3 536	–13 583	–16		–24 634	15 519		–9 115
SURPLUS (DEFICIT)	562	1 198	—	—	392	–16		2 136	—		2 136

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For October 2017, the consolidated net financial surplus stood at $1.2 billion, an increase of $457 million over last year.

Since the beginning of the fiscal year, the consolidated net financial surplus stood at $2.9 billion, an increase of $2.7 billion over last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
			October		April to October
	2016	(2)	2017	Change	2016-2017	(2)	2017-2018	Change
GENERAL FUND
Revenue
Own-source revenue	4 045		4 001	–44	32 601		34 103	1 502
Federal transfers	1 619		1 759	140	10 848		11 786	938
Total revenue	5 664		5 760	96	43 449		45 889	2 440
Expenditure
Program spending	–5 750		–5 884	–134	–38 880		–40 213	–1 333
Debt service	–624		–600	24	–4 410		–4 146	264
Total expenditure	–6 374		–6 484	–110	–43 290		–44 359	–1 069
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	217		238	21	1 061		954	–107
Health and social services and education networks(5)	–2		–16	–14	–9		–16	–7
Generations Fund	135		171	36	1 135		1 198	63
Total consolidated entities	350		393	43	2 187		2 136	–51
SURPLUS (DEFICIT)	–360		–331	29	2 346		3 666	1 320
Consolidated non-budgetary surplus (requirements)	1 068		1 496	428	–2 057		–717	1 340
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	708		1 165	457	289		2 949	2 660

Appendix

BUDGET FORECASTS FOR 2017-2018
(millions of dollars)
	March 2017
	Québec		November 2017
	Economic Plan	Adjustments	update	(1)	Change (%)	(9)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	23 687	–1 401	22 286		–1.8
Contributions for health services	7 261	24	7 285		1.0
Corporate taxes	5 311	415	5 726		8.6
Consumption taxes	18 275	322	18 597		3.6
Other sources	1 665	11	1 676		–1.9
Total own-source revenue excluding government enterprises	56 199	–629	55 570		1.3
Revenue from government enterprises	4 050	72	4 122		–12.9
Total own-source revenue	60 249	–557	59 692		0.2
Federal transfers	20 053	208	20 261		9.0
TOTAL GENERAL FUND REVENUE	80 302	–349	79 953		2.3
Program spending
Health and Social Services	–36 764	–105	–36 869		4.2
Education and Culture	–18 877	–19	–18 896		5.4
Economy and Environment	–5 418	–86	–5 504		–0.1
Support for Individuals and Families	–6 274	–46	–6 320		–0.2
Administration and Justice	–5 258	256	–5 002		18.5
Total program spending	–72 591	—	–72 591		4.6
Debt service	–7 776	289	–7 487		–0.7
TOTAL GENERAL FUND EXPENDITURE	–80 367	289	–80 078		4.1
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	165	–163	2		—
Health and social services and education networks(5)	—	–27	–27		—
Generations Fund	2 488	–38	2 450		—
TOTAL CONSOLIDATED ENTITIES	2 653	–228	2 425		—
SURPLUS (DEFICIT)	2 588	–288	2 300	(6)	—
Contingency reserve	–100	—	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 488	38	–2 450		—
Use of the stabilization reserve	—	250	250		—
BUDGETARY BALANCE(7)	—	—	—		—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.44 of The Québec Economic Plan – November 2017 Update.

(2)

The 2016-2017 data in the monthly report have been reclassified to account for changes in the 2017-2018 budgetary structure, in particular the elimination of the Fund to Finance Health and Social Services Institutions.

(3)	Details of transactions by type of entity are presented on page 5 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Surplus excluding the contingency reserve of $100 million.
(7)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.
(8)	Consolidation adjustments include the elimination of General Fund program spending.
(9)	This is the annual change compared to actual results in 2016-2017.

The next monthly report, which will present the results at November 30, 2017, will be published on February 9, 2018.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.